Exhibit 10.12

AGREEMENT made as of the 1st day of October, 1993, by and between MARTIN K GELBARD, MD., 2601 W. Alameda Ave, Burbank, CA 91505, hereinafter referred to as “Dr. Gelbard”, and ADVANCE BIOFACTURES CORPORATION, 35 Wilbur Street, Lynbrook, N.Y. 11563, hereinafter referred to as “the Company”.

WHEREAS, the Company desires to engages Dr. Gelbard as an independent contractor and not as an employee to render the services and grant the rights described below and Dr. Gelbard desires to render such services and grant such rights, NOW, THEREFORE, it is agreed:

1.     Services. The services, to be rendered for an expected average of five hours per month, are to assist in arranging for and supervising the clinical testing and development of a pharmaceutical product based on Collagenase ABC for the treatment of Peyronie’s Disease (“Product”), and to exercise his best efforts to obtain for the Company an approved NDA from the Food and Drug Administration (“FDA”) and analogous approvals from governmental agencies having jurisdiction outside the United States (including the composition of such “expertises” as may be required) for the marketing and sale of the Product.

2.     Term: The engagement shall be for a period of twelve months commencing on the date hereof and continuing thereafter until terminated by either party on not less than three months’ prior written notice to the other party at the addresses stated above or at an address chosen subsequent to the execution of this agreement and duly communicated to the party giving notice.

3.     Consultations: Dr. Gelbard shall be available to render the services described above to the Board of Directors, the officers and scientific staff and consultants and members of the Scientific Advisory Board of the Company and to clinical investigators and personnel of the government agencies having jurisdiction of the subject matter (a) at his office and (b) at such other places and times as may be designated by the FDA and also at places designated by the Company at reasonable times on reasonable notice, subject to Dr. Gelbard’s prior commitments, provided that the Company shall pay reasonable travel expenses and <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> per day.

4.     Compensation: <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION>

5.     <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION>

6.     Use Of Name: Dr. Gelbard grants the Company the right to use his name in connection with documentation prepared during his engagement relating to clinical investigation and approval of the Product subject to his approval of the scientific content of the documentation, which approval shall not unreasonably be withheld.

7.     Confidentiality and Rights: Dr. Gelbard agrees to keep in confidence and except as may be required by law not to disclose to anyone any information relating to the Product, or the plans or operations of the Company of which he may become aware during the engagement, and in particular shall not submit for publication or present to any forum information relating thereto without the prior written consent of the Company and agrees to assign to the Company any inventions, discoveries or improvements he may make relating to the Product without additional consideration.

8.     Indemnity and Insurance: The Company will arrange for Dr. Gelbard to be named as an additional insured on the Company’s liability policy and will indemnify him against any claim for damages allegedly caused by the Product unless such claim is based upon his own personal negligent act or omission.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

/s/ Martin K. Gelbard		Advance Biofactures Corporation
Martin K. Gelbard M.D.	By	/s/ Edwin H. Wegman
Edwin H. Wegman, President
Date: October 5, 1993